                                                                    EXHIBIT 99.1


WEDNESDAY MARCH 20, 8:34 AM EASTERN TIME
Press Release

SOURCE: Winston Hotels, Inc.
Winston Hotels Announces 2.75 Million Share Follow-On Stock Offering

RALEIGH, N.C., March 20 /PRNewswire-FirstCall/ -- Winston Hotels, Inc. (NYSE:
WXH - news), announced today the sale by the company of 2,750,000 shares of common stock in a follow-on public offering. The offering was priced on Tuesday, March 19, 2002, at a public offering price of $9.00 per share. The lead underwriter for the offering is Raymond James & Associates, Inc. and the co-manager is BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.

The net proceeds to the company from the offering are estimated to be $23 million; which the company will use to repay outstanding indebtedness.

The company has granted the underwriters an option, exercisable within 30 days after the pricing date, to purchase up to 412,500 additional shares of common stock to cover over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company

Raleigh, North Carolina-based Winston Hotels, Inc., is a real estate investment trust specializing in the development, acquisition and rehabilitation of premium limited-service, high-end extended-stay and full-service hotel properties, with a portfolio increasingly weighted toward the leading brands in the lodging industry's upscale segment. The Company currently owns or is invested in 53 hotels with 7,303 rooms in 14 states, which includes 48 wholly owned properties with 6,574 rooms, a 49 percent ownership interest in 3 joint venture hotels with 454 rooms and a mezzanine financing interest in 2 hotels with 275 rooms.

In addition to historical information, this press release contains forward-looking statements. The statements are based on current expectations, estimates and projections about the industry and markets in which Winston Hotels operates, as well as management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which may cause the company's actual results, performance, achievements pursuant to its disposition programs and its other activities to be materially different from the results, plans or expectations expressed or implied by such statements. For more details, please refer to the company's SEC filings, including its most recent annual report on Form 10-K.

For more information, call Patti Bell, Director of Administration & Investor Relations Of Winston Hotels, Inc., at (919) 510-8003.

For more information on Winston Hotels, visit the Winston Hotels page at www.winstonhotels.com


SOURCE: Winston Hotels, Inc.



                                       2